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                                                                   EXHIBIT 23.2


                  CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


We have issued our report dated June 18, 1997 (except for notes N and P as to which the dates are July 29, 1997 and July 26, 1997, respectively) accompanying the financial statements of High Voltage Engineering Corporation and Subsidiaries contained in the Registration Statement and Prospectus. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption "Experts".

                                        /s/ Grant Thornton LLP

                                        GRANT THORNTON LLP

Boston, Massachusetts
August 18, 1997